PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated October 22, 2021)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-260254

MONEYLION INC.

Class A Common Stock
Warrants to Purchase Class A Common Stock

Recent Developments

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated October 22, 2021 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, dated June 17, 2022, which was filed with the Securities and Exchange Commission on June 17, 2022 (the “8-K”).

Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement, together with the Prospectus, is to be used by the selling shareholders listed in the Prospectus in connection with offers and sales from time to time of the Class A common stock and warrants to purchase Class A common stock of MoneyLion Inc.

June 24, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2022 (June 15, 2022)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 West 21st Street, 9th Floor,

New York, NY 10010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for one share of Class A common stock, par value $0.0001	ML WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 15, 2022, MoneyLion Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) virtually via live webcast at www.virtualshareholdermeeting.com/ML2022. At the Annual Meeting, three proposals were submitted to the Company’s stockholders, each of which was approved. The proposals are described in more detail in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 29, 2022 (the “2022 Proxy Statement”). The final voting results are as follows:

Proposal 1. The Company’s stockholders elected the three Class I director nominees named in the 2022 Proxy Statement to serve a three-year term until the 2025 Annual Meeting of Stockholders of the Company and until his successor is duly elected and qualified, subject to his earlier death, resignation or removal. The voting results are set forth below:

Name	For	Withheld	Broker Non-Vote
Diwakar (Dee) Choubey	128,877,119	1,593,740	24,821,144
Jeffrey Gary	128,506,586	1,964,273	24,821,144
Chris Sugden	128,880,258	1,590,601	24,821,144

Proposal 2. The Company’s stockholders ratified the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The voting results are set forth below:

For	Against	Abstain	Broker Non-Vote
153,243,857	1,979,966	68,200	—

Proposal 3. The Company’s stockholders approved the adoption of the MoneyLion Inc. Amended and Restated Omnibus Incentive Plan. The voting results are set forth below:

For	Against	Abstain	Broker Non-Vote
118,614,306	11,827,905	28,648	24,821,144

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

	By:	/s/ Richard Correia
		Name:	Richard Correia
		Title:	Chief Financial Officer and Treasurer

Date: June 17, 2022

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